                                                                    EXHIBIT 11.1

                        HALL, KINION & ASSOCIATES, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

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

                                                                    Three                                       Nine
                                                          Months Ended September 30,                 Months Ended September 30,
                                                         -----------------------------              ----------------------------

                                                             1997            1996                       1997           1996
                                                         -------------   --------------             ------------    ------------

Net income.............................................        $   893           $  100                  $1,448             $1,128
                                                               =======           ======                  ======             ======

Weighted average common shares outstanding (1).........          8,542            7,882                   8,110              7,707
Weighted average common share equivalents related to
  stock   options and warrants.........................          1,342              825                     991                765
Common shares issued and stock options granted
 (using the treasury stock method assuming an initial
  public offering price of $15.00) between March 1996
  and the initial public offering to Securities and
  Exchange Commission rules...........................             374              945                     755                945
                                                               -------           ------                  ------             ------

Shares used in per share computation...................         10,258            9,652                   9,856              9,417
                                                               =======           ======                  ======             ======

Net income per share...................................        $  0.09            $0.01                   $0.15              $0.12
                                                               =======           ======                  ======             ======
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(1)  Including the effect of the conversion of mandatorily redeemable preferred stock to common stock.